EXHIBIT 99.1
For Immediate Release: January 26, 2011

Occidental Petroleum Announces Fourth Quarter and 12 months of 2010 Results

•	Q4 2010 core income of $1.58 per diluted share (net income $1.49 per share)
•	Quarterly oil and gas production average of 753,000 BOE per day
•	12-month core income $5.72 per diluted share (net income $5.56 per share)
•	Annual production volume growth of 5.0 percent

LOS ANGELES, January 26, 2011 -- Occidental Petroleum Corporation (NYSE:OXY) announced net income of $1.2 billion ($1.49 per diluted share) for the fourth quarter of 2010, compared with $938 million ($1.15 per diluted share) for the fourth quarter of 2009. Core income for the fourth quarter of 2010 was $1.3 billion ($1.58 per diluted share), compared with $1.1 billion ($1.35 per diluted share) for the fourth quarter of 2009.
Net income for the twelve months of 2010 was $4.5 billion ($5.56 per diluted share), compared with $2.9 billion ($3.58 per diluted share) for 2009. Full year 2010 core results were $4.7 billion ($5.72 per diluted share), compared with $3.2 billion ($3.92 per diluted share) for 2009.
In announcing the results, Dr. Ray R. Irani, Chairman and Chief Executive Officer, said, “The 2010 net income of $4.5 billion was 55-percent higher than 2009 and cash flow from operations was $9.3 billion, a 60-percent increase from 2009. Our oil and gas production increased 5 percent on a year-over-year basis to a daily average of 748,000 BOE, the largest in Oxy’s history."

QUARTERLY RESULTS

Oil and Gas
Oil and gas segment earnings were $1.7 billion for the fourth quarter of 2010 and included $275 million of domestic asset impairments. After excluding these asset impairments, oil and gas core results of $1.9 billion for the fourth quarter of 2010 were slightly higher than 2009. The fourth quarter of 2010 results reflect higher crude oil prices, partially offset by higher operating costs and DD&A rates.

For the fourth quarter of 2010, daily oil and gas production volumes, including Argentina, averaged 753,000 barrels of oil equivalent (BOE), compared with 717,000 BOE in the fourth quarter of 2009.  Volumes increased 5 percent, primarily in the Middle East/North Africa, with a smaller increase coming from Domestic gas production. The Middle East/North Africa increase included new production from the Bahrain start-up and increased production from the Mukhaizna field in Oman. Production was negatively impacted in the Middle East/North Africa, Long Beach and Colombia resulting from higher year-over-year average oil prices affecting production sharing and similar contracts by 13,000 BOE per day. Daily sales volumes from continuing operations were 699,000 BOE in the fourth quarter of 2010 compared to 680,000 BOE in the fourth quarter of 2009.
Oxy's realized price for worldwide crude oil was $79.96 per barrel for the fourth quarter of 2010, compared with $71.74 per barrel for the fourth quarter of 2009. Domestic realized gas prices dropped from $4.37 per MCF in the fourth quarter of 2009 to $4.13 per MCF for the fourth quarter of 2010.

Chemicals
Chemical segment earnings for the fourth quarter 2010 were $111 million, compared with $33 million for the same period in 2009. The fourth quarter of 2010 results reflect improved margins and volumes across all products.

Midstream, Marketing and Other
Midstream segment earnings were $202 million for the fourth quarter of 2010, compared with $81 million for the fourth quarter of 2009. Earnings for the fourth quarter of 2010 reflect higher margins in the trading and marketing businesses.

TWELVE-MONTH RESULTS

Oil and Gas
Oil and gas segment earnings were $7.2 billion for the twelve months of 2010, compared with $5.1 billion for the same period of 2009. Oil and gas core results, after excluding asset impairments and rig termination costs, were $7.4 billion for the twelve months of 2010, compared with $5.1 billion for the same period of 2009. The $2.3 billion increase in the 2010 results reflected higher crude oil and natural gas prices and higher volumes, partially offset by higher operating costs and DD&A rates.
Daily oil and gas production volumes for the twelve months, including Argentina,  were 748,000 BOE for 2010, compared with 712,000 BOE for the 2009 period, an increase of 5 percent. Volume increases in the Middle East/North Africa, resulting from the new production in Bahrain and higher production in the Mukhaizna field in Oman, and gas production from the domestic assets were partially offset by a decline in Colombia. Production was negatively impacted in the Middle East/North Africa, Long

Beach and Colombia resulting from higher year-over-year average oil prices affecting production sharing and similar contracts by 16,000 BOE per day. Daily sales volumes, from continuing operations, were 701,000 BOE in the twelve months of 2010, compared with 672,000 BOE for 2009.
Oxy's realized price for worldwide crude oil was $75.16 per barrel for the twelve months of 2010, compared with $57.31 per barrel for the twelve months of 2009. Domestic realized gas prices increased from $3.46 per MCF in the twelve months of 2009 to $4.53 per MCF in the twelve months of 2010.

Chemicals
Chemical segment earnings were $438 million for the twelve months of 2010, compared with $389 million for the same period in 2009. The 2010 twelve-month results reflect  improved market conditions, particularly for exports, driven by favorable feedstock costs in North America versus Europe and Asia. Vinyls exports for 2010 were 125% higher compared to 2009.

Midstream, Marketing and Other
Midstream segment earnings were $472 million for the twelve months of 2010, compared with $235 million for the same period in 2009. The 2010 results reflect higher margins in the marketing and trading businesses.

About Oxy
Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is the fourth largest U.S. oil and gas company, based on equity market capitalization. Oxy's wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Occidental is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.

Forward-Looking Statements
Portions of this press release contain forward-looking statements and involve risks and uncertainties that could materially affect expected results of operations, liquidity, cash flows and business prospects. Factors that could cause results to differ materially include, but are not limited to: global commodity pricing fluctuations; supply and demand considerations for Occidental’s products; not successfully completing, or any material delay of, any development of new fields, expansion projects, capital expenditures, efficiency-improvement projects, acquisitions or dispositions; potential failure to achieve expected production from existing and future oil and gas development projects or acquisitions; exploration risks such as drilling unsuccessful wells; any general economic recession or slowdown domestically or internationally; higher-than-expected costs; potential liability for remedial actions under existing or future environmental regulations and litigation; potential liability resulting from pending or future litigation; general domestic and international political conditions; potential disruption or interruption of Occidental’s production or manufacturing or damage to facilities due to accidents, chemical releases, labor unrest, weather, natural disasters, political events or insurgent activity; failure of risk management; changes in laws or regulations; or changes in tax rates. Words such as “estimate”, “project”, “predict”, “will”, “would”, “should”, “could”, “may”, “might”, “anticipate”, “plan”, “intend”, “believe”, “expect” or similar expressions that convey the uncertainty of future events or outcomes generally indicate forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements, as a result of new information, future events or otherwise. Material risks that may affect Occidental’s results of operations and financial position appear in Part 1, Item 1A “Risk Factors” of the 2009 Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330

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Contacts:	Richard S. Kline (media)
richard_kline@oxy.com
310-443-6249

Chris Stavros (investors)
chris_stavros@oxy.com
212-603-8184

For further analysis of Occidental's quarterly performance, please visit the web site: www.oxy.com

Attachment 1

SUMMARY OF SEGMENT NET SALES AND EARNINGS

	Fourth Quarter		Twelve Months
($ millions, except per-share amounts)	2010	2009	2010	2009
SEGMENT NET SALES
Oil and Gas	$3,759	$3,489	$14,276	$11,009
Chemical	996	780	4,016	3,225
Midstream, Marketing and Other	478	253	1,471	1,016
Eliminations	(170)	(140)	(718)	(436)

Net Sales	$5,063	$4,382	$19,045	$14,814

SEGMENT EARNINGS
Oil and Gas (a), (b)	$1,666	$1,869	$7,151	$5,097
Chemical	111	33	438	389
Midstream, Marketing and Other	202	81	472	235
	1,979	1,983	8,061	5,721

Unallocated Corporate Items
Interest expense, net	(20)	(31)	(93)	(102)
Income taxes (c)	(618)	(743)	(2,995)	(2,063)
Other (d)	(149)	(107)	(404)	(405)

Income from Continuing Operations (a)	1,192	1,102	4,569	3,151
Discontinued operations, net	20	(164)	(39)	(236)

NET INCOME (a)	$1,212	$938	$4,530	$2,915

BASIC EARNINGS PER COMMON SHARE
Income from continuing operations	$1.47	$1.35	$5.62	$3.88
Discontinued operations, net	0.02	(0.20)	(0.05)	(0.29)
	$1.49	$1.15	$5.57	$3.59

DILUTED EARNINGS PER COMMON SHARE
Income from continuing operations	$1.47	$1.35	$5.61	$3.87
Discontinued operations, net	0.02	(0.20)	(0.05)	(0.29)
	$1.49	$1.15	$5.56	$3.58
AVERAGE BASIC COMMON SHARES OUTSTANDING
BASIC	812.6	811.8	812.5	811.3
DILUTED	813.7	813.5	813.8	813.8

(a) Net Income - Net income and income from continuing operations represent amounts attributable to Common Stock, after deducting non-controlling interest of $14 million for the fourth quarter of 2010 and $16 million for the fourth quarter of 2009 and $72 million and $51 million for the twelve months of 2010 and 2009, respectively.  Oil and gas segment earnings are presented net of these non-controlling interest amounts.

(b) Oil and Gas - The fourth quarter and twelve months of 2010 include pre-tax charges for asset impairments for $275 million.  The twelve months of 2009 include a pretax charge of $8 million for rig contract terminations.

(c) Unallocated Corporate Items - Taxes - The fourth quarter and twelve months of 2010 include an $80 million benefit related to foreign tax credit carry-forwards.

(d) Unallocated Corporate Items - Other - The twelve months of 2009 includes pre-tax charges of $40 million for severance and $15 million for railcar leases.

Attachment 2

SUMMARY OF CAPITAL EXPENDITURES AND DD&A EXPENSE

	Fourth Quarter		Twelve Months
($ millions)	2010	2009	2010	2009
CAPITAL EXPENDITURES	$1,360	$840	$3,940	$3,245

DEPRECIATION, DEPLETION AND
AMORTIZATION OF ASSETS	$799	$703	$3,153	$2,687

Attachment 3

SUMMARY OF OPERATING STATISTICS - SALES

	Fourth Quarter		Twelve Months
	2010	2009	2010	2009
NET OIL, GAS AND LIQUIDS SALES PER DAY
United States
Crude Oil and Liquids (MBBL)
California	90	92	92	93
Permian	163	164	161	164
Midcontinent Gas	19	15	18	14
Total	272	271	271	271

Natural Gas (MMCF)
California	259	282	280	250
Permian	154	122	133	125
Midcontinent Gas	286	241	264	260
Total	699	645	677	635

Latin America
Crude Oil (MBBL)
Colombia	31	36	32	39

Natural Gas (MMCF)
Bolivia	18	12	16	16

Middle East / North Africa
Crude Oil and Liquids (MBBL)
Bahrain	3	1	3	-
Dolphin	23	26	24	25
Libya	12	15	13	12
Oman	63	54	61	50
Qatar	74	80	76	79
Yemen	27	32	30	35
Total	202	208	207	201

Natural Gas (MMCF)
Bahrain	170	40	169	10
Dolphin	232	256	236	257
Oman	47	42	48	49
Total	449	338	453	316

Continuing operations
Barrels of Oil Equivalent (MBOE)	699	680	701	672

Discontinued operations
Crude Oil (MBBL)	46	37	37	37
Natural Gas (MMCF)	36	30	34	30

Total Sales - MBOE	751	722	744	714

Attachment 4

SUMMARY OF OPERATING STATISTICS - PRODUCTION

	Fourth Quarter		Twelve Months
	2010	2009	2010	2009
NET OIL, GAS AND LIQUIDS PRODUCTION
PER DAY
United States
Crude Oil and Liquids (MBBL)	272	271	271	271
Natural Gas (MMCF)	699	645	677	635

Latin America
Crude Oil (MBBL)
Colombia	30	36	32	39

Natural Gas (MMCF)	18	12	16	16

Middle East / North Africa
Crude Oil and Liquids (MBBL)
Bahrain	3	1	3	-
Dolphin	23	26	24	26
Iraq	11	-	3	-
Libya	12	11	13	11
Oman	67	56	62	50
Qatar	75	78	76	79
Yemen	27	31	31	34
Total	218	203	212	200

Natural Gas (MMCF)	449	338	453	316

Continuing operations
Barrels of Oil Equivalent (MBOE)	714	676	706	671

Discontinued operations
Crude Oil (MBBL)	33	36	36	36
Natural Gas (MMCF)	36	30	34	30

Total Worldwide Production - MBOE	753	717	748	712

Attachment 5

SIGNIFICANT TRANSACTIONS AND EVENTS AFFECTING EARNINGS

Occidental's results of operations often include the effects of significant transactions and events affecting earnings that vary widely and unpredictably in nature, timing and amount. Therefore, management uses a measure called "core results," which excludes those items. This non-GAAP measure is not meant to disassociate those items from management's performance, but rather is meant to provide useful information to investors interested in comparing Occidental's earnings performance between periods. Reported earnings are considered representative of management's performance over the long term. Core results is not considered to be an alternative to operating income in accordance with generally accepted accounting principles.

	Fourth Quarter
($ millions, except per-share amounts)	2010	Diluted EPS	2009	Diluted EPS
TOTAL REPORTED EARNINGS	$1,212	$1.49	$938	$1.15

Oil and Gas
Segment Earnings	$1,666		$1,869
Add:
Asset impairments	275		-

Segment Core Results	1,941		1,869

Chemicals
Segment Earnings	111		33
Add:
No significant items affecting earnings	-		-

Segment Core Results	111		33

Midstream, Marketing and Other
Segment Earnings	202		81
Add:
No significant items affecting earnings	-		-

Segment Core Results	202		81

Total Segment Core Results	2,254		1,983

Corporate
Corporate Results --
Non Segment *	(767)		(1,045)
Add:
Benefit from foreign tax credit carry-forwards	(80)		-
Tax effect of pre-tax adjustments	(100)		-
Discontinued operations, net **	(20)		164

Corporate Core Results - Non Segment	(967)		(881)

TOTAL CORE RESULTS	$1,287	$1.58	$1,102	$1.35

* Interest expense, income taxes, G&A expense and other.
** Amounts shown after tax.

Attachment 6

SIGNIFICANT TRANSACTIONS AND EVENTS AFFECTING EARNINGS (continued)

	Twelve Months
($ millions, except per-share amounts)	2010	Diluted EPS	2009	Diluted EPS
TOTAL REPORTED EARNINGS	$4,530	$5.56	$2,915	$3.58

Oil and Gas
Segment Earnings	$7,151		$5,097
Add:
Asset impairments	275		-
Rig terminations	-		8

Segment Core Results	7,426		5,105

Chemicals
Segment Earnings	438		389
Add:
No significant items affecting earnings	-		-

Segment Core Results	438		389

Midstream, Marketing and Other
Segment Earnings	472		235
Add:
No significant items affecting earnings	-		-

Segment Core Results	472		235

Total Segment Core Results	8,336		5,729

Corporate
Corporate Results --
Non Segment *	(3,531)		(2,806)
Add:
Severance accruals	-		40
Railcar leases	-		15
Benefit from foreign tax credit carry-forwards	(80)		-
Tax effect of pre-tax adjustments	(100)		(22)
Discontinued operations, net **	39		236

Corporate Core Results - Non Segment	(3,672)		(2,537)

TOTAL CORE RESULTS	$4,664	$5.72	$3,192	$3.92

* Interest expense, income taxes, G&A expense and other
** Amounts shown after tax.